INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement No. 333-47148 of Vizacom, Inc. on Form S-3 of our report dated March 23, 2000 (March 27, 2000 as to Note 12, which report contains an unqualified opinion and includes an explanatory paragraph relating to the acquisition of P.C. Workstation Rentals, Inc. and Storageland, Inc. by Vizacom Inc.) with respect to the combined financial statements of P.C. Workstation Rentals, Inc. and Storageland, Inc. included in the Annual Report on form 10-KSB for the year ended December 31, 1999and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Jericho, New York
January 26, 2001